Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Reports Financial Results for First Fiscal Quarter 2008

 - Conference Call and Webcast Today at 8:00 AM ET-

LEXINGTON, MA—(May 7, 2008)—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the fiscal quarter ended March 31, 2008. NitroMed is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine approved in the United States for the treatment of heart failure in self-identified black patients.

Total revenues for the three months ended March 31, 2008 were $3.9 million compared to $3.6 million for the same period in 2007, an increase of $0.3 million, or 10%.  Sales of BiDil accounted for all revenues during both periods.

Total operating expenses for the three months ended March 31, 2008, excluding cost of product sales, were $8.4 million, compared to $13.0 million for the same period in 2007, which represents a decrease of $4.6 million, or 36%.  The year-over-year decrease in operating expenses is primarily the result of the Company’s January 2008 restructuring.

The Company’s net loss for the quarter ended March 31, 2008 was $5.2 million, or $0.11 per common share, compared to a net loss of $10.1 million, or $0.27 per common share, for the same quarter in 2007.

At March 31, 2008, the Company had cash, cash equivalents and short-term marketable securities totaling $21.2 million, which excludes $1.6 million of auction rate securities classified as long-term marketable securities.

“Although the company discontinued active promotional efforts related to BiDil just two weeks into January, total prescriptions of BiDil have generally held steady during the first quarter of 2008. Approximately 32,500 BiDil prescriptions were generated in the first quarter of 2008, representing an increase of 6% over the fourth quarter of 2007. As previously announced, we are continuing to evaluate our strategic alternatives in order to maximize shareholder value,” said Kenneth M. Bate, NitroMed’s President, Chief Executive Officer and Interim Chief Financial Officer.  “Based on the sales trends for BiDil during a challenging quarter, we continue to believe that BiDil is an attractive and valuable asset, especially with the continued development of a planned extended release formulation of BiDil, known as BiDil XR™.”

“Expenses during the first quarter were carefully managed as we implemented our January 2008 restructuring plan,” Mr. Bate commented.  “Going forward for the year 2008, we to expect to incur approximately $16 to $18 million in operating expenses, including share-based compensation expense related to SFAS 123R but excluding cost of product sales and charges related to our January 2008 restructuring.”

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss first quarter 2008 financial results and Company progress.

Date:       Wednesday, May 7, 2008

Time:      8:00 am ET

Access by Conference Call:

Domestic callers:	Dial 888-713-4218

International callers:	Dial 617-213-4870

Participant passcode:	24676784

Access by Webcast:

Go to www.nitromed.com for live webcast link or https://www.theconferencingservice.com/prereg/key.process?key=PQLTPTPLG

An audio replay of the earnings conference call will be available two hours after the call and through June 7, 2008.  The replay can be accessed by dialing 888-286-8010.   International callers should dial 617-801-6888. The replay passcode for all callers is 64165398.  The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2008, its expectations for BiDil’s value as an asset and the planned clinical development and commercialization of BiDil XR, and its plans to evaluate strategic alternatives intended to maximize shareholder value, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR; the Company’s ability to successfully execute on its first quarter 2008 restructuring plan, including, without limitation, the Company’s ability to retain key employees and ability to achieve anticipated cost reductions; the Company’s ability to identify and enter into strategic transactions and, through any such transactions, maximize shareholder value; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated expenses related to the Company’s restructuring plan; unanticipated operating expenses; general economic and market conditions; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane A. Kramer

P: 781.266.4220

C: 781.640.8499

(Selected Financial Statements Follow)

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of March 31, 2008 and December 31, 2007

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS

Cash and short-term marketable securities	$21,242	$31,400
Accounts receivable, net	1,733	1,929
Inventories	1,260	1,401
Long-term marketable securities	1,594	—
Other assets	741	837

Total assets	$26,570	$35,567

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,311	$13,342
Deferred revenue	—	—
Long-term debt	—	—
Stockholders’ equity	18,259	22,225

Total liabilities and stockholders’ equity	$26,570	$35,567

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2008 and 2007

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product revenue	$3,933	$3,568

Cost and operating expenses:
Cost of product sales	979	954
Research and development	1,630	3,007
Sales, general and administrative	3,998	8,948
Restructuring charge	2,725	1,004

Total cost and operating expenses	9,332	13,913

Loss from operations	(5,399)	(10,345)

Non-operating income, net	215	231

Net loss	$(5,184)	$(10,114)

Basic and diluted net loss per common share	$(0.11)	$(0.27)

Shares used in computing basic and diluted net loss per common share	45,792	37,263